Exhibit (n)

HIGHLAND FUNDS I

HIGHLAND FUNDS II

AMENDED AND RESTATED

RULE 18f-3 MULTI-CLASS PLAN

This Amended and Restated Rule 18f-3 Multi-Class Plan (the “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”), to provide for the issuance and distribution of multiple classes of shares by each of the investment companies (each a “Trust”) and, if applicable, on behalf of its series (each a “Fund”) listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time, in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of each Trust, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interests of each Fund and each Class of Shares constituting a Fund.

A.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

1.	The Act — the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

2.	CDSC — contingent deferred sales charge.

3.	CDSC Period — the period of time following acquisition during which Shares are assessed a CDSC upon redemption.

4.	Class — a class of Shares of a Fund.

5.	Class A Shares — shall have the meaning ascribed in Section B.1.

6.	Class C Shares — shall have the meaning ascribed in Section B.2.

7.	Class Y Shares — shall have the meaning ascribed in Section B.3.

8.	Class Z Shares — shall have the meaning ascribed in Section B.4.

9.	Class T Shares — shall have the meaning ascribed in Section B.5.

10.	Class Expenses — shall have the meaning ascribed in Section E.1.

11.

Distribution Expenses — expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities that are primarily intended to result in the distribution and sale of Shares.

1

12.	Distribution Fee — a fee paid by a Trust in respect of the asset of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

13.	Distributor — the principal underwriter of the Shares of a Fund.

14.	FINRA — Financial Industry Regulatory Authority, Inc.

15.	Fund Expenses — shall have the meaning ascribed in Section E.2.

16.	Plan of Distribution — any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

17.

Prospectus(es) — the prospectus(es), including the statement(s) of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of a Fund, as in effect from time to time.

18.	SEC — Securities and Exchange Commission.

19.

Service Fee — a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class pursuant to the Plan of Distribution relating to the Class.

20.	Share — a share of beneficial interest in a Trust.

21.	Trust — Highland Funds I and Highland Funds II.

22.	Trust Expenses — shall have the meaning ascribed in Section E.2.

23.	Trustees — the Trustees of each Trust.

B.	Classes. Each Trust on behalf of a Fund may offer one or more of the following Classes:

1.

Class A Shares. Class A Shares shall be (1) offered at net asset value (2) plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced, waived or eliminated in any manner not prohibited by the Act or FINRA as set forth in the Prospectus. Class A Shares bought without a front-end sales charge may be subject to a CDSC, as described in the Prospectus. The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the Act. Class A Shares shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Trustees and set forth in the Prospectus. In addition, Class A Shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described in the Prospectus.

Class A shares shall only be available to those investors as outlined in the Prospectus.

No provision of this Plan will preclude the Trustees from identifying, from time to time pursuant to Rule 22d-1 under the Act, certain persons who may be eligible to purchase Class A shares pursuant to special arrangements with respect to the front-end sales load.

2.

Class C Shares. Class C Shares shall be (1) offered at net asset value, (2) subject to a CDSC, as described in the Prospectus, for the CDSC Period set forth in Section C.1., and (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in the Prospectus. In addition, Class C Shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described in the Prospectus. Class C shares shall only be available to those investors as outlined in the Prospectus.

3.

Class Y Shares. Class Y shares (formerly designated Class D shares) shall be (1) offered at net asset value, (2) offered without imposition of a sales charge, and (3) offered without imposition of a service or distribution fee. Class Y shares shall only be available to those investors as outlined in the Prospectus.

4.

Class Z Shares. Class Z Shares shall be (1) offered at net asset value, (2) sold without a front-end sales load or CDSC, and (3) offered to certain institutions and other eligible investors. Purchasers of Class Z Shares must purchase the minimum amount of Shares as set forth in the Prospectus. In addition, Class Z Shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described in the Prospectus. Class Z shares shall only be available to those investors as outlined in the Prospectus.

5.

Class T Shares. Class T Shares shall be (1) offered at net asset value (2) plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced, waived or eliminated in any manner not prohibited by the Act or FINRA as set forth in the Prospectus. The offering price of Class T Shares subject to a front-end sales charge shall be computed in accordance with the Act. Class T Shares shall be subject to ongoing Distribution Fees approved from time to time by the Trustees and set forth in the Prospectus. In addition, Class T Shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described in the Prospectus.

Class T shares shall only be available to those investors as outlined in the Prospectus.

No provision of this Plan will preclude the Trustees from identifying, from time to time pursuant to Rule 22d-1 under the Act, certain persons who may be eligible to purchase Class T shares pursuant to special arrangements with respect to the front-end sales load.

C.

CDSC. A CDSC may be imposed upon redemption of Class A Shares bought without a front-end sales charge, as described in the Prospectus, and upon redemption of Class C Shares, subject to the following conditions:

1.

CDSC Period. The CDSC Period shall be 18 months for Class A Shares in HFI, one year for Class A Shares in HFII, and one year for Class C Shares in both Trusts. Each CDSC Period begins on the day on which the purchase was made.

2.	CDSC Rate. The CDSC rate shall be approved by the Trustees.

3.

Disclosure and changes. The CDSC rates and CDSC Period shall be disclosed in the Prospectus and may be increased or decreased at the discretion of the Trustees in a manner not prohibited by the Act or FINRA.

4.

Method of calculation. The CDSC shall be assessed on an amount equal to the lower of the net asset value at the time of purchase or redemption. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. When Shares are redeemed, the Fund will automatically redeem those Shares (if any) not subject to a CDSC and then those Shares held by the shareholder for the longest period.

5.

Waiver. A CDSC otherwise due upon the redemption of Shares of any Class may be reduced or waived under certain circumstances as disclosed in the Prospectus and as permitted by Rule 6c-10 under the Act.

D.

Service and Distribution Fees. Class A Shares shall be subject to a Distribution Fee not in excess of 0.10% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class. Class C Shares shall be subject to a Distribution Fee not in excess of 0.75% per annum of the average daily net assets of the Class for all Funds, except Highland Floating Rate Opportunities Fund and Highland Opportunistic Credit Fund, which shall be subject to a Distribution Fee not in excess of 0.60% per annum of the average daily net assets of the Class, and a Service Fee not in excess of 0.25% of the average daily net assets of the Class. Class T Shares shall be subject to a Distribution Fee not in excess of 0.25% per annum of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plan adopted by the Trust with respect to such fees and Rule 12b-1 of the Act.

E.	Allocation of Liabilities, Expenses, Income and Gains Among Classes.

1.

Each Class of a Fund shall pay the expenses associated with their different distribution and shareholder servicing arrangements (“Class Expenses”). Other expenses applicable to a particular class, such as incremental transfer agency fees (but not including advisory, administration or custodial fees or other expenses related to the management of a Trust’s and a Fund’s assets), will also be considered Class Expenses for purposes of this Multi-Class Plan.

2.

The gross income of a Fund generally shall be allocated to each Class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each Class of a Fund. These expenses include:

(a)	Expenses incurred by a Trust (including, but not limited to, fees of Trustees, insurance, and legal counsel) not attributable to a Fund or to a particular Class of a Fund (“Trust Level Expenses”); and

(b)

Expenses incurred by a Fund not attributable to any particular Class of a Fund’s Shares (for example, advisory fees, custodial fees, or other expenses relating to the management of a Fund’s assets) (“Fund Expenses”).

3.

Expenses of a Fund shall be apportioned to each Class of Shares depending upon the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the Classes of Shares based on their relative net asset values in relation to the net asset value of a Trust or a Fund, as applicable. Class Expenses shall be allocated to the particular Class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a Class, it may be charged to a Fund for allocation among Classes, as determined by the Trustees.

4.

Each Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the Classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” of that Trust (as defined in the Act) determine that the method is fair to the shareholders of each Class and that the annualized rate of return of each Class will generally differ from that of the other Classes only by the expense differentials among the Classes.

F.

Exchange Privilege. Holders of Class A Shares, Class C Shares, Class Y Shares, Class Z Shares and Class T Shares shall have such exchange privileges as set forth in the Prospectuses for such Class. Exchange privileges may vary among Classes and among holders of a Class.

G.	Conversion Features. Classes C Shares shall automatically convert to Class A Shares under the process set forth in Section B(2) of this Multi-Class Plan.

H.

Dividends and Distributions. Each Fund pays dividends and capital gain distributions as described in its Prospectus. All dividends and/or distributions will be paid in the form of additional Shares of the Class to which the dividends and/or distributions relate or in cash, depending on the election of each shareholder. Dividends paid by a Fund are calculated in the same manner and at the same time with respect to each Class.

I.	Reports to Trustees. The Trustees may request such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Multi-Class Plan.

J.	Additional Classes of Shares. The Trustees have the authority to create additional classes, or change existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

K.	Intermediary-Specific Sales Charge Variations

L.

Specific sales charges, discounts and waivers are available for shareholders who purchase Fund shares through certain financial intermediaries. Please refer to the Appendix to the Fund’s Prospectus for the sales charge or waivers that are applicable to certain financial intermediaries.

M.

Amendment. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of both (a) a majority of the Trustees of the Trust and (b) a majority of the Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act).

Adopted: December 16, 2016

Amended: December 9, 2017

Amended: October 19, 2018

EXHIBIT A

List of Funds

HIGHLAND FUNDS I

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Merger Arbitrage Fund

Highland Opportunistic Credit Fund

Highland Floating Rate Fund

HIGHLAND FUNDS II

Highland Energy MLP Fund

Highland Premier Growth Equity Fund

Highland Small-Cap Equity Fund

Highland Fixed Income Fund

Highland Tax-Exempt Fund

Highland Global Allocation Fund

Highland Total Return Fund

Highland-First Foundation Income Fund

Highland Global Allocation Fund